EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Exact Sciences Corporation

Madison, Wisconsin

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-218535, effective June 6, 2017) and Form S-8 (No. 333-219553, effective July 28, 2017; No. 333-212730, effective July 28, 2016; No. 333-211099, effective May 3, 2016; No. 333-207703, effective October 30, 2015; No. 333-190350, effective August 2, 2013; No. 333-168909, effective August 17, 2010; No. 333-164467, effective January 22, 2010; and No. 333-158307, effective March 31, 2009) of Exact Sciences Corporation of our reports dated February 21, 2019, relating to the consolidated financial statements, and the effectiveness of Exact Sciences Corporation’s internal control over financial reporting, which appear in this Form 10-K.

/s/ BDO USA, LLP Madison, Wisconsin
February 21, 2019